EXHIBIT 5
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                      LAW OFFICE OF MICHAEL M. KESSLER, P.C.




April 21, 2006



Mr. Jasmin Bin Omar Jayaseelan
PTM Publications, Inc.
E-2-14 Block E, Plaza Damas
Jalan Hartamas 1, Sri Hartamas
Kuala Lumpur, Malaysia 50480


Re. Registration Statement on Form SB-2 Under the Securities Act of 1933 (the "Registration Statement"), of PTM Publications Incorporated, a Nevada corporation (the "Company")


Dear Mr. Jayaseelan:

       We have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of the 1,200,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company.

       In our capacity as special counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. Certificate of Incorporation of the Company, as amended to date.

2. Bylaws of the Company, as amended to date.

3. The records of corporate proceedings relating to the issuance of the Shares and authorizing the offering.

4. Such other instruments and documents as we believe to be necessary for the purpose of rendering the following opinion.

   In such examinations, we have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, we have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as we have believed necessary and relevant.

   The Firm does not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Nevada (the "NVCL"), all applicable provisions of the State of Nevada Constitution and all reported judicial decisions interpreting those laws, as well as U.S. federal securities law. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any other state or any foreign jurisdiction. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof.  Based on the following we are of the following opinion:

1. PTM Publications Incorporated. (the ?Company") is a duly and legally organized and exiting Nevada state corporation, with its registered office located in Carson City, Nevada and its principal place of business located
in Kuala Lumpur,  Malaysia.   The Articles of Incorporation and corporate
registration fees were submitted to the Nevada Secretary of State's office and filed with the office on December 13, 2005. This information was verified by reviewing the Company's filing status at the Nevada Secretary of State
WEB Site. Therefore, the Company's existence and form is valid and legal pursuant to the representation above.


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2. The Company is a fully and duly incorporated Nevada corporate entity. The
Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor any subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Nevada.

3. To our knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. We know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. We know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

4. The Company's outstanding shares are all common shares. There is no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5. By directors' resolution, the Company has authorized the issuance of 1,200,000 shares of common stock for this offering. The Company's Articles of Incorporation presently provide the authority to the Company to issue up to 50,000,000 shares of Common Stock, $0.001 par value.

Based upon the foregoing, we are of the opinion that the shares being offered for sale and issuable by the Company pursuant to this Registration Statement will be duly authorized and validly issued, fully paid and non-assessable when issued as contemplated by the registration statement.

         We do hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving this consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Michael M. Kessler
Law Office of Michael M. Kessler, P.C.
By: Michael M. Kessler, Esq




                3436 AMERICAN RIVER DRIVE, SUITE 11
                  SACRAMENTO, CALIFORNIA   95864
             E-MAIL ADRESS: mkessler@mkesslerlaw.net
                    TELEPHONE (916) 239-4000
                    FACSIMILE   (916) 239-4008


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